PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

Exhibit 10.5

ASSISTANCE AGREEMENT

1. Award No. DE-FC36-08GO18103	2. Modification No. 008	3. Effective Date 09/30/2008	4. CFDA No. 81.087

5. Awarded To MASCOMA CORPORATION Attn: COLIN R. SOUTH 1380 SOLDIERS FIELD ROAD 2ND FLOOR CAMBRIDGE MA 021421211	3. Sponsoring Office Golden Field Office U.S. Department of Energy Golden Field Office 1617 Cole Blvd. Golden CO 80401	7. Period of Performance 09/30/2008 through 04/30/2014

8. Type of Agreement ☐ Grant ☒ Cooperative Agreement ☐ Other	9. Authority 109-58 Energy Policy Act (2005)	10. Purchase Request or Funding Document No. 11EE006557

11. Remittance Address MASCOMA CORPORATION Attn: COLIN R. SOUTH 1380 SOLDIERS FIELD ROAD 2ND FLOOR CAMBRIDGE MA 021421211	12. Total Amount Govt. Share: $[***] Cost Share: $[***] Total: $[***]	13. Funds Obligated This action: $33,018,640.00 Total: $53,029,289.00

14. Principal Investigator Michael Ladisch Phone: 603-676-3320	15. Program Manager Gene R. Petersen Phone: 720 356-1746	16. Administrator Golden Field Office U.S. Department of Energy Golden Field Office 1617 Cole Blvd. Golden CO 80401-3393

17. Submit Payment Requests To OR for Golden U.S. Department of Energy Oak Ridge Financial Service Center P.O. Box 4517 Oak Ridge TN 37831	18. Paying Office OR for Golden U.S. Department of Energy Oak Ridge Financial Service Center P.O. Box 4517 Oak Ridge TN 37831	19. Submit Reports To See Attachment #4

20. Accounting and Appropriation Data

See Schedule

21. Research Title and/or Description of Project

DEMONSTRATION OF INTEGRATED BIOREFINERY

For the Recipient	For the United States of America
22. Signature of Person Authorized to Sign	25. Signature of Grants/Agreements Officer Signature on File

23. Name and Title 9/28/11 VP FINANCE	24. Date Signed 9/28/11	26. Name of Officer Melissa Y. Wise	27. Date Signed 09/27/2011

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

CONTINUATION SHEET	REFERENCE NO. OF DOCUMENT BEING CONTINUED	PAGE OF
	DE-FC36-08GO18103/008	2	| 3

NAME OF OFFEROR OR CONTRACTOR

MASCOMA CORPORATION

ITEM NO. (A)	SUPPLIES/SERVICES (B)	QUANTITY (C)	UNIT (D)	UNIT PRICE (E)	AMOUNT (F)
DUNS Number: 614859374 The purpose of this modification is to conditionally approve Budget Period 2 of the award. Therefore, the following changes are made:

1) Extend the Period of Performance, as reflected in Block 7;

2) Increase the Government Share, Cost Share, and Total, as reflected in Block 12;

3) Obligate additional funds, as reflected in Block 13;

4) Delete and Replace Attachment #1, Special Terms and Conditions;

5) Delete and Replace Attachment #3, Budget Information (SF-424A);

6) Delete and Replace Attachment #5, Statement of Project Objectives; and

7) Add Attachment #6, Mitigation Measures and Finding of No Significant Impact (FONSI).

All other terms and conditions remain unchanged.

In Block 7 of the Assistance Agreement, the Period of Performance reflects the beginning of the Project Period through the end of the current Budget Period, shown as 09/30/2008 through 04/30/2014.

The total amounts reflected in Blocks 12 and 13 of the Assistance Agreement do not include the Federally Funded Research and Development Center (FFRDC) funding amount of $400,000, which was funded directly in Budget Period 1.

DOE Award Administrator: Geoffrey Walker E-mail: geoffrey.walker@go.doe.gov Phone: 720-356-1808

DOE Project Officer: Gene Petersen E-mail: gene.petersen@go.doe.gov Phone: 720-356-1746

Continued ...

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

CONTINUATION SHEET	REFERENCE NO. OF DOCUMENT BEING CONTINUED	PAGE OF
	DE-FC36-08GO18103/008	3	| 3

NAME OF OFFEROR OR CONTRACTOR

MASCOMA CORPORATION

ITEM NO. (A)	SUPPLIES/SERVICES (B)	QUANTITY (C)	UNIT (D)	UNIT PRICE (E)	AMOUNT (F)
Recipient Business Officer: Justin van Rooyen E-mail: jvanrooyen@mascoma.com Phone: 617-715-1451

Recipient Principal Investigator: Michael Ladisch E-mail: mladisch@mascoma.com Phone: 603-676-3320

“Electronic signature or signatures as used in this document means a method of signing an electronic message that—

(A) Identifies and authenticates a particular person as the source of the electronic message;

(B) Indicates such person’s approval of the information contained in the electronic message; and,

(C) Submission via FedConnect constitutes electronically signed documents.”

ASAP: N Extent Competed: COMPETED Davis-Bacon

Act: NO

JULY 2004

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

DE-FC36-08GO18103 / 008

Attachment #1

SPECIAL TERMS AND CONDITIONS

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

DE-FC36-08GO18103 / 008

Attachment #1

1.	RESOLUTION OF CONFLICTING CONDITIONS

Any apparent inconsistency between Federal statutes and regulations and the terms and conditions contained in this award must be referred to the DOE Award Administrator for guidance.

2.	AWARD AGREEMENT TERMS AND CONDITIONS

This	award/agreement consists of the Assistance Agreement, plus the following:

a.	Attachments:

Attachment

Number                        Title

1.	Special Terms & Conditions

2.	Intellectual Property Provisions

3.	Budget Pages (SF-424A)

4.	Federal Assistance Reporting Checklist and Instructions (DOE F 4600.2)

5.	Statement of Project Objectives

b.	Applicable program regulations.

c.	DOE Assistance Regulations, 10 CFR Part 600 at http://ecfr.gpoaccess.gov.

d.	If the award is for research and the award is for a university or non-profit, the Research Terms & Conditions and the DOE Agency Specific Requirements at http://www.nsf.gov/bfa/dias/policy/rtc/index.jsp apply.

e.	Application/proposal as approved by DOE.

f.	National Policy Assurances to Be Incorporated as Award Terms in effect on date of award at http://management.energy.gov/business_doe/1374.htm.

3.	ELECTRONIC AUTHORIZATION OF AWARD DOCUMENTS

Acknowledgement of award documents by the Recipient’s authorized representative through electronic systems used by the Department of Energy, specifically FedConnect, constitutes the Recipient’s acceptance of the terms and conditions of the award. Acknowledgement via FedConnect by the Recipient’s authorized representative constitutes the Recipient’s electronic signature.

4.	AWARD PROJECT PERIOD AND BUDGET PERIODS

The Project Period for this award is 09/30/2008 through 04/30/2014, consisting of the following Budget Periods:

Budget Period	Start Date	End Date
1	09/30/2008	09/30/2011
2	10/01/2011	04/30/2014

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

DE-FC36-08GO18103 / 008

Attachment #1

5.	PAYMENT PROCEDURES - REIMBURSEMENT THROUGH THE AUTOMATED CLEARING HOUSE (ACH) VENDOR INQUIRY PAYMENT ELECTRONIC REPORTING SYSTEM (VIPERS)

a.	Method of Payment. Payment will be made by reimbursement through ACH.

b.	Requesting Reimbursement. Requests for reimbursements must be made electronically through Department of Energy’s Oak Ridge Financial Service Center (ORFSC) VIPERS. To access and use VIPERS, you must enroll at https://fmweb.oro.doe.gov/vipers.htm. Detailed instructions on how to enroll are provided on the web site.

For non-construction awards, you must submit a Standard Form (SF) 270, “Request for Advance or Reimbursement,” at https://finweb.oro.doe.gov/vipers.htm and attach a file containing appropriate supporting documentation. The file attachment must show the total Federal share claimed on the SF 270, the non-Federal share claimed for the billing period if cost sharing is required, and cumulative expenditures to date (both Federal and non-Federal) for each of the following categories: salaries/wages and fringe benefits; equipment; travel; participant/training support costs, if any; other direct costs, including subawards/contracts; and indirect costs. For construction awards, you must submit a SF 271, “Outlay Report and Request for Reimbursement for Construction Programs,” through VIPERS.

c.	Timing of submittals. Submittal of the SF 270 or SF 271 should coincide with your normal billing pattern, but not more frequently than every two weeks. Requests for reimbursement must be limited to the amount of disbursements made during the billing period for the Federal share of direct project costs and the proportionate share of any allowable indirect costs incurred during that billing period.

d.	Adjusting payment requests for available cash. You must disburse any funds that are available from repayments to and interest earned on a revolving fund, program income, rebates, refunds, contract settlements, audit recoveries, credits, discounts, and interest earned on any of those funds before requesting additional cash payments from DOE.

e.	Payments. The DOE approving official will approve the invoice as soon as practical, but not later than 30 days after your request is received, unless the billing is improper. Upon receipt of an invoice payment authorization from the DOE approving official, the ORFSC will disburse payment to you. You may check the status of payments at the VIPERS web site. All payments are made by electronic funds transfer to the bank account identified on the ACH Vendor/Miscellaneous Payment Enrollment Form (SF 3881) that you filed.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

DE-FC36-08GO18103 / 008

Attachment #1

6.	COST SHARING

a.	Total Estimated Project Cost is the sum of the Federal Government share, including Federally Funded Research and Development Center (FFRDC) contractor costs, and Recipient share of the estimated project costs. The DOE FFRDC contractor cost is not included in the total approved budget for this award, because DOE will pay the DOE FFRDC contractor portion of the effort under an existing DOE contract. The Recipient is not responsible for reporting on that portion of the total estimated cost that is paid directly to the DOE FFRDC contractor.

The Recipient’s cost share must come from non-Federal sources unless otherwise allowed by law. By accepting Federal funds under this award, you agree that you are liable for your percentage share of allowable project costs, on a budget period basis, even if the project is terminated early or is not funded to its completion. This cost is shared as follows:

Budget Period	DOE Cost Share, including FFRDC Costs		Recipient Cost Share $ / %	Total Estimated Costs
	DOE $ / %	FFRDC $ / %
1	$[***] / 48%	$[***] / 1%	$[***] / 51%	$[***]
2	$[***] / 31.75%	$0 / 0%	$[***] / 68.25%	$[***]
Total Project	$[***] / 34.05%	$[***] / .14%	$[***] / 65.81%	$[***]

b.	If you discover that you may be unable to provide cost sharing of at least the amount identified in paragraph a. of this term, you should immediately provide written notification to the DOE Award Administrator, indicating whether you will continue the project or phase out the project. If you plan to continue the project, the notification must describe how replacement cost sharing will be secured.

c.	You must maintain records of all project costs you claim as cost sharing, including in-kind costs, as well as records of costs to be paid by DOE. Such records are subject to audit.

d.	Failure to provide the cost sharing required by this term may result in the subsequent recovery by DOE of some or all the funds provided under the award.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

DE-FC36-08GO18103 / 008

Attachment #1

7.	DIRECT PAYMENT BY DOE OF FEDERALLY FUNDED RESEARCH AND DEVELOPMENT CENTER (FFRDC) CONTRACTOR COST

For the purposes of this term, Total Estimated Cost of Project includes DOE FFRDC contractor costs. The DOE FFRDC contractor cost is not included in the total approved budget for this award, because DOE will pay the DOE FFRDC contractor portion of the effort under an existing DOE contract. The Recipient is not responsible for reporting on that portion of the total estimated cost that is paid directly to the DOE FFRDC contractor.

8.	REIMBURSABLE INDIRECT COSTS AND FRINGE BENEFITS

a.	If actual allowable indirect costs are less than those budgeted and funded under the award, you may use the difference to pay additional allowable direct costs during the project period. If at the completion of the award the Government’s share of total allowable costs (i.e., direct and indirect), is less than the total costs reimbursed, you must refund the difference.

b.	Recipients are expected to manage their indirect costs. DOE will not amend an award solely to provide additional funds for changes in indirect cost rates. DOE recognizes that the inability to obtain full reimbursement for indirect costs means the Recipient must absorb the underrecovery. Such underrecovery may be allocated as part of the organization’s required cost sharing.

9.	USE OF PROGRAM INCOME

If you earn program income during the project period as a result of this award, you must deduct the program income from the total allowable project costs to determine the net allowable costs on which the Federal share is based.

10.	FINAL INCURRED COST AUDIT

In accordance with 10 CFR 600, DOE reserves the right to initiate a final incurred cost audit on this award. If the audit has not been performed or completed prior to the closeout of the award, DOE retains the right to recover an appropriate amount after fully considering the recommendations on disallowed costs resulting from the final audit.

11.	STATEMENT OF FEDERAL STEWARDSHIP

DOE will exercise normal Federal stewardship in overseeing the project activities performed under this award. Stewardship activities include, but are not limited to, conducting site visits; reviewing performance and financial reports; providing technical assistance and/or temporary intervention in unusual circumstances to correct deficiencies which develop during the project; assuring compliance with terms and conditions; and reviewing technical performance after project completion to ensure that the award objectives have been accomplished.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

DE-FC36-08GO18103 / 008

Attachment #1

12.	STATEMENT OF SUBSTANTIAL INVOLVEMENT

1.	Government Insight

In order to adequately monitor project progress and provide technical direction to the Recipient, DOE must be provided with an adequate level of insight into various Recipient activities. Government Insight activities by DOE include attendance at Recipient meetings, reviews and tests, as well as access for DOE’s consultants to perform independent evaluations of Recipient’s plans and processes. The Recipient shall notify the DOE Project Officer of meetings, reviews, and tests in sufficient time to permit DOE participation and provide all appropriate documentation for DOE review.

2.	Specific activities to be conducted by DOE

a.	Risk Evaluation – DOE will review the Recipient’s initial Risk Mitigation Plan (RMP) for quality and completeness. DOE will also monitor updates to the RMP and actions taken by the Recipient during the performance of its award to mitigate risks and improve the probability of successful construction of a demonstration scale cellulosic biorefinery. At DOE’s discretion, additional independent risk analyses of the project by DOE consultants may be requested.

b.	Independent Engineering Assessments – DOE will engage a private, independent engineering (IE) firm to assist in assessing the progress of the project and provide timely and accurate reports to DOE. The Recipient will ensure that the IE has access to any and all relevant documentation sufficient to allow the IE to provide independent evaluations to DOE on the progress of the project. Such documentation includes but is not limited to the following:

1.	Drawings and specifications

2.	Construction and Execution plans

3.	Resource loaded schedules

4.	Design functions and requirements for the site final design review

5.	Risk management plans

6.	Value management and engineering studies and/or plans

7.	Acquisition strategies

8.	Project execution plans

9.	Project controls including earned value management systems

10.	Qualifications of the integrated project team.

11.	Financial strategy for funding the construction project

12.	Updated marketing and business plan

DOE will evaluate the quality and completeness of information and documentation provided by the Recipient to DOE and its consultants in order to allow DOE to provide technical direction to the Recipient about how best to achieve the objectives of the project. Consultants to DOE may not provide technical direction to the Recipient.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

DE-FC36-08GO18103 / 008

Attachment #1

3.	Amendment Approval

The DOE Contracting Officer is the only individual who may amend this award or commit DOE to the expenditure of additional public funds. Any commitment by anyone other than the Contracting Officer, either expressed or implied, is invalid.

4.	Stage Gate Approval Process

DOE will require a stage gate review between the first two budget periods of the project. Stage 1 (Budget Period 1) will culminate with a DOE Go/No Go decision point, the Gate Review. DOE will make the Go/No Go decision based upon the results of this review, prior to the project moving forward to Stage 2 (Budget Period 2). This will occur once all activities within Stage 1 have been completed to the satisfaction of the DOE Contracting Officer. Stage 1 activities are described in the SOPO.

13.	SITE VISITS

DOE’s authorized representatives have the right to make site visits at reasonable times to review project accomplishments and management control systems and to provide technical assistance, if required. You must provide, and must require your subrecipients to provide, reasonable access to facilities, office space, resources, and assistance for the safety and convenience of the government representatives in the performance of their duties. All site visits and evaluations must be performed in a manner that does not unduly interfere with or delay the work.

14.	REPORTING REQUIREMENTS

a.	Requirements. The reporting requirements for this award are identified on the Federal Assistance Reporting Checklist, DOE F 4600.2, attached to this award. Failure to comply with these reporting requirements is considered a material noncompliance with the terms of the award. Noncompliance may result in withholding of future payments, suspension or termination of the current award, and withholding of future awards. A willful failure to perform, a history of failure to perform, or unsatisfactory performance of this and/or other financial assistance awards, may also result in a debarment action to preclude future awards by Federal agencies.

b.	Dissemination of scientific/technical reports. Scientific/technical reports submitted under this award will be disseminated on the Internet via the DOE Information Bridge (www.osti.gov/bridge), unless the report contains patentable material, protected data or SBIR/STTR data. Citations for journal articles produced under the award will appear on the DOE Energy Citations Database (www.osti.gov/energycitations).

c.	Restrictions. Reports submitted to the DOE Information Bridge must not contain any Protected Personal Identifiable Information (PII), limited rights data (proprietary data),

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

DE-FC36-08GO18103 / 008

Attachment #1

classified information, information subject to export control classification, or other information not subject to release.

15.	PUBLICATIONS

a.	You are encouraged to publish or otherwise make publicly available the results of the work conducted under the award.

b.	An acknowledgment of DOE support and a disclaimer must appear in the publication of any material, whether copyrighted or not, based on or developed under this project, as follows:

Acknowledgment: “This material is based upon work supported by the Department of Energy [add name(s) of other agencies, if applicable] under Award Number(s) [enter the award number(s)].”

Disclaimer: “This report was prepared as an account of work sponsored by an agency of the United States Government. Neither the United States Government nor any agency thereof, nor any of their employees, makes any warranty, express or implied, or assumes any legal liability or responsibility for the accuracy, completeness, or usefulness of any information, apparatus, product, or process disclosed, or represents that its use would not infringe privately owned rights. Reference herein to any specific commercial product, process, or service by trade name, trademark, manufacturer, or otherwise does not necessarily constitute or imply its endorsement, recommendation, or favoring by the United States Government or any agency thereof. The views and opinions of authors expressed herein do not necessarily state or reflect those of the United States Government or any agency thereof.”

16.	FEDERAL, STATE, AND MUNICIPAL REQUIREMENTS

You must obtain any required permits and comply with applicable federal, state, and municipal laws, codes, and regulations for work performed under this award.

17.	INTELLECTUAL PROPERTY PROVISIONS AND CONTACT INFORMATION

a.	The intellectual property provisions applicable to this award are provided as an attachment to this award or are referenced in the Assistance Agreement Cover Page. A list of all intellectual property provisions may be found at http://www.gc.doe.gov/financial_assistance_awards.htm.

b.

Questions regarding intellectual property matters should be referred to the DOE Award Administrator identified and the Patent Counsel designated as the service provider for the DOE office that issued the award. The IP Service Providers List is found at http://www.gc.doe.gov/documents/Intellectual_Property_(IP)_Service_Providers_for_Acquisition.pdf

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

DE-FC36-08GO18103 / 008

Attachment #1

The Patent Counsel for the Golden Field Office is Julia Moody, who may be reached at julia.moody@go.doe.gov or 720-356-1699.

18.	LOBBYING RESTRICTIONS

By accepting funds under this award, you agree that none of the funds obligated on the award shall be expended, directly or indirectly, to influence congressional action on any legislation or appropriation matters pending before Congress, other than to communicate to Members of Congress as described in 18 U.S.C. 1913. This restriction is in addition to those prescribed elsewhere in statute and regulation.

19.	NOTICE REGARDING THE PURCHASE OF AMERICAN-MADE EQUIPMENT AND PRODUCTS — SENSE OF CONGRESS

It is the sense of the Congress that, to the greatest extent practicable, all equipment and products purchased with funds made

20.	PROPERTY

Real property and equipment acquired by the Recipient shall be subject to the rules set forth in 10 CFR 600.130-137, 10 CFR 600.231-233, or 10 CFR 600.320-324, as applicable.

Consistent with the goals and objectives of this project, the Recipient may continue to use Recipient acquired property beyond the Period of Performance, without obligation, during the period of such use, to extinguish DOE’s conditional title to such property as described in 10 CFR 600.132-135, 10 CFR 600.231-233, or 600.321-324, subject to the following: (a) the Recipient continues to utilize such property for the objectives of the project as set forth in the Statement of Project Objectives; (b) DOE retains the right to periodically ask for, and the Recipient agrees to provide, reasonable information concerning the use and condition of the property; and (c) the Recipient follows the property disposition rules set forth in the applicable sections of 10 CFR Part 600, if the property is no longer used by the Recipient for the objectives of the project, and the fair market value of property exceeds $5,000.

Once the per unit fair market value of the property is less than $5,000, pursuant to the applicable sections of 10 CFR Part 600, DOE’s residual interest in the property shall be extinguished and the Recipient shall have no further obligation to the DOE with respect to the property.

The regulations as set forth in 10 CFR Part 600 and the requirements of this term shall also apply to property in the possession of any team member, sub-recipient or other entity where such property was acquired in whole or in part with funds provided by DOE under this award or where such property was counted as cost-sharing under the award.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

DE-FC36-08GO18103 / 008

Attachment #1

21.	DECONTAMINATION AND/OR DECOMMISSIONING (D&D) COSTS

Notwithstanding any other provisions of this Agreement, the Government shall not be responsible for or have any obligation to the Recipient for (i) Decontamination and/or Decommissioning (D&D) of any of the Recipient’s facilities, or (ii) any costs which may be incurred by the Recipient in connection with the D&D of any of its facilities due to the performance of the work under this Agreement, whether said work was performed prior to or subsequent to the effective date of the Agreement.

22.	INSOLVENCY, BANKRUPTCY OR RECEIVERSHIP

a.	You shall immediately notify the DOE of the occurrence of any of the following events: (i) you or your parent’s filing of a voluntary case seeking liquidation or reorganization under the Bankruptcy Act; (ii) your consent to the institution of an involuntary case under the Bankruptcy Act against you or your parent; (iii) the filing of any similar proceeding for or against you or your parent, or your consent to the dissolution, winding-up or readjustment of your debts, appointment of a receiver, conservator, trustee, or other officer with similar powers over you, under any other applicable state or federal law; or (iv) your insolvency due to its inability to pay debts generally as they become due.

b.	Such notification shall be in writing and shall: (i) specifically set out the details of the occurrence of an event referenced in paragraph (a); (ii) provide the facts surrounding that event; and (iii) provide the impact such event will have on the project being funded by this award.

c.	Upon the occurrence of any of the four events described in paragraph a. of this provision, DOE reserves the right to conduct a review of your award to determine your compliance with the required elements of the award (including such items as cost share, progress towards technical project objectives, and submission of required reports). If the DOE review determines that there are significant deficiencies or concerns with your performance under the award, DOE reserves the right to impose additional requirements, as needed, including (i) change of payment method; or (ii) institute payment controls.

d.	Failure of the Recipient to comply with this provision may be considered a material noncompliance of this financial assistance award by the Contracting Officer.

23.	NATIONAL ENVIRONMENTAL POLICY ACT (NEPA) REQUIREMENTS

For this award, DOE has made a final NEPA determination for all activities under this award that are listed in the Statement of Project Objectives (SOPO) formally approved by DOE through incorporation into and attached to the award. You (Recipient) may proceed with the activities as described in the SOPO. This NEPA determination is specific to the project as described in the SOPO formally approved by DOE through incorporation into and attached to the award.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

DE-FC36-08GO18103 / 008

Attachment #1

If you later add to or modify the activities in the above-referenced SOPO, you must submit the revised SOPO to the DOE Project Officer. Those additions or modifications are subject to review by the NEPA Compliance Officer and approval by the DOE’s Contracting Officer. Recipients are restricted from taking any action using Federal funds, which would have an adverse effect on the environment or limit the choice of reasonable alternatives prior to DOE providing a final NEPA determination. Any new activities or modification of activities is subject to additional NEPA review and is not authorized for federal funding until DOE provides a NEPA determination on those additions or modifications. DOE may require the Recipient to submit additional information to support a revised NEPA determination. Should you move forward with activities that are not authorized for Federal funding by the DOE Contracting Officer in advance of the final NEPA determination, you are doing so at risk of not receiving Federal funding and such costs may not be recognized as allowable cost share.

Based on the information presented in the Final Environmental Assessment (DOE/EA-1705)(EA) for the final design, construction and start-up of the Mascoma Corporation’s Cellulosic Biorefinery near Kinross, Michigan, DOE has determined that authorizing the expenditure of federal funds for this project would not constitute a major Federal action significantly affecting the quality of the human environment within the meaning of the National Environmental Policy Act. DOE issued a Finding of No Significant Impact (FONSI) on July 1, 2011. All mitigation measures, agency recommendations, permitting requirements, design features, and Best Management Practices contained in the EA are hereby incorporated and enforceable through this Agreement. Such mitigation measures and other required actions include, but are not limited to, the measures reflected in the FONSI and Table 2-5 from the EA, which are both incorporated herein as Attachment 6.

24.	SUBCONTRACT APPROVALS

a.	At Risk Notice: The Recipient must obtain written approval by the Contracting Officer for reimbursement of costs associated with subcontractors/activities listed in paragraph b. below. If the subcontract is for $100,000 or more, the Recipient must submit a Statement of Objectives, SF424A Budget Information – Nonconstruction Programs, and PMC 123.1 Cost Reasonableness Determination for Financial Assistance. No funds shall be expended on the subcontracts supporting the tasks identified in paragraph b. below unless DOE approval is provided. DOE does not guarantee or assume any obligation to reimburse costs incurred by the Recipient or subcontractor for these tasks, until approval is provided in writing by the Contracting Officer.

b.	Contracting Officer approval as set out above is requested for the following:

Subcontractors and Activity	Total Amount ($)
1) TBD EPC Contractor – Tasks 1,3,4,5 & 6 of the Statement of Project Objectives	$	[***	]

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2) TBD Site Preparation – Task 3 of the Statement of Project Objectives	$	[***	]
3) TBD Woodyard Engineering – Task 3 of the Statement of Project Objectives	$	[***	]
4) TBD Boiler – Task 3 of the Statement of Project Objectives	$	[***	]
5) TBD 7.5 MW Turbine – Task 3 of the Statement Project Objectives	$	[***	]
6) Frontier Renewable Resources, LLC – Indirect Rate Proposal or Agreement	$ $	[***] Fringe Benefits [***] Indirect Costs

The DOE Contracting Officer may require additional information concerning these tasks prior to providing written approval.

c.	Upon written approval by the Contracting Officer, the Recipient may then receive payment for the tasks identified in paragraph b. above for allowable costs incurred, or DOE will recognize costs incurred toward cost share requirements, if any, in accordance with the payment provisions contained in the Special Terms and Conditions of this agreement.

25.	CONDITIONAL AVAILABILITY OF FUNDS

a.	Notwithstanding the obligation of funds shown on the Assistance Agreement Cover Page and any other provision of this award, the parties hereby agree that the availability of funds to the Recipient for payment of costs incurred by the Recipient for Budget Period 2 is conditioned upon Contracting Officer review and approval of the Recipient’s cost share commitments. No funds, therefore, shall be made available to the Recipient for payment of Budget Period 2 costs, and DOE does not guarantee or assume any obligation to reimburse costs incurred by the Recipient during the negotiation process.

b.	When the parties have completed negotiations of all final special terms and conditions for this award, the Contracting Officer will issue an amendment to this award making available the obligated amount for payment in accordance with the payment provisions contained in the Special Terms and Conditions. The Recipient may then receive payment for allowable costs incurred or recognize costs incurred toward cost share requirements, as applicable, in accordance with the negotiated payment provision and the “Subcontractor Approvals” provision.

c.

Failure by the Recipient to provide sufficient evidence of cost share commitments with supporting documentation acceptable to the Contracting Officer or complete negotiations will be deemed as Noncompliance pursuant to 10 CFR 600.24. Based on such noncompliance, the Contracting Officer may unilaterally terminate or suspend this award

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and deobligate the amounts obligated. In such case, the Recipient shall not be reimbursed for costs incurred at the Recipient’s risk, as described in Paragraph a. above.

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Table 2-5 Mitigation Measures and Follow-on Actions Integral to or Incorporated into the Proposed Project.

Mitigation Measure	Legal Authority or other driver

Mascoma would require Frontier to develop appropriate spill response, pollution prevention, and emergency response plans (ERPs) to address the medical and environmental hazards associated with the Frontier Project. The plans would include, at a minimum, a Pollution Incident Prevention Plan (PIPP), Spill Prevention, Control and Countermeasure (SPCC) Plan, a Storm Water Pollution Prevention Plan (SWPPP), and an ERP.

EA§ 3.8, 3.9, 3.10 and 3.11

The plans would be completed in accordance with Federal and Michigan Occupational Safety and Health Administration and United States Environmental Protection Agency and Michigan Department of Natural Resources and Environment regulations and guidance.

Mascoma would require Frontier to develop a Soil Erosion and Sedimentation Control Plan (SESC) to prevent excess erosion or degradation of the site and to protect wetlands during construction activities. The construction contractor would be required to complete the permit application and SESC plan as required by Part 91 for submission to the Chippewa-East Mackinac Conservation District (CEMCD). The construction contractor would also be required to provide a State of Michigan certified storm water operator to inspect the construction activities one each week and 24 hours after a precipitation event to ensure that all soil erosion control measures are operating properly.

EA § 3.8

Michigan Department of Environmental Quality: Part 91, Soil Erosion And Sedimentation Control, of the Natural Resources and Environmental Protection Act, 1994 PA 451, as amended.

Mascoma would require Frontier to implement procedures so that the storm water control practices for the wood yard would conform to those set forth in the Michigan Erosion & Sediment Control Handbook. Runoff from the site would be routed by proper grading practices and other drainage mechanisms (ditches and culverts) to a sedimentation pond designed for a maximum storm event.

EA § 3.8

Michigan Department of Environmental Quality Soil Erosion and Sedimentation Control Program

2-21

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Mitigation Measure	Legal Authority or other driver

Mascoma would require Frontier to establish a Sustainable Forestry Initiative (SFI) certified procurement process.

Frontier would, through its wood fiber procurement agreements and other supply relationships, work to encourage and influence private landowners and wood suppliers to participate in forest certification initiatives. Frontier would require verification of logger participation in Sustainable Forestry Education (SFE) professional logger training and certification programs and conformance to Michigan Best Management Practices.

EA § 3.1

Mascoma

Mascoma would require Frontier to submit an air permit modification application with an ambient air quality modeling analysis and Toxic Air Contaminant (TAG) analysis that demonstrates that the facility would meet all Federal and State regulatory limits, and would not cause or contribute to an exceedance of the National Ambient Air Quality Standards or Michigan TAC thresholds.

EA § 3.6

Michigan Department of Environmental Quality, Part 55 (Air Pollution Control) of the Natural Resources and Environmental Protection Act, Public Act 451 of 1994, as amended.

Mascoma would require Frontier to apply for and acquire a Joint Permit from the MDEQ and the USACE, and implement mitigation action as required by that permit for wetland impacts resulting from construction activities.

EA § 3.2

Michigan Department of Environmental Quality: Part 303, Wetlands Protection, of the Natural Resources and Environmental Protection Act, Public Act 451 of 1994, as amended. US Army Corps of Engineers: Section 404 of the Clean Water Act

2-22

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Department of Energy Golden Field Office Cole Boulevard Golden, Colorado 80401 -3393

DOE/EA-1705

FINDING OF NO SIGNIFICANT IMPACT

FOR THE

CONSTRUCTION AND OPERATION OF A PROPOSED CELLULOSIC BIOREFINERY,

MASCOMA CORPORATION, KINROSS CHARTER TOWNSHIP, MICHIGAN

AGENCY:	U.S. Department of Energy, Office of Energy Efficiency and Renewable Energy

ACTION:	Finding of No Significant Impact (FONSI)

SUMMARY: Under the Energy Policy Act of 2005 (EPAct 2005), the United States (U.S.) Congress has directed the U.S. Department of Energy (DOE) to carry out a program to demonstrate the commercial application of integrated biorefineries for the production of ethanol from cellulosic feedstocks. Federal funding for cellulosic ethanol production facilities is intended to further the government’s goal of rendering cellulosic ethanol cost-competitive with corn ethanol by 2012 and, along with increased automobile fuel efficiency, reducing gasoline consumption in the U.S. by 20% within 10 years.

In May 2007, pursuant to § 932 of EPAct 2005, DOE issued a Funding Opportunity Announcement (FOA) that requested applications to design, construct build and operate/validate an integrated biorefinery demonstration employing terrestrial lignocellulosic feedstocks for the production of some combination of (i) liquid transportation fuel(s) that is a fungible replacement for liquid transportation fuels currently used in the existing infrastructure: (ii) biobased chemicals; and, (iii) substitutes for petroleum-based feedstocks and products. Use of a wide variety of lignocellulosis terrestrial feedstocks was encouraged other than feedstocks primarily grown for food. This FOA focused on potential integrated systems meeting the guidance in EPAct § 932(c) (1), (2) and (4). The proposed biorefinery demonstration scale was to be approximately one-tenth of the projected scale of a first-commercial facility. Mascoma Corporation (Mascoma) applied for and was selected to negotiate for an award of financial assistance to aid in the construction and operation of their planned cellulosic ethanol biorefinery that met these criteria.

Based on this selection, the DOE is proposing to provide up to $58.5 million in federal funding to Mascoma Corporation (Mascoma) for the final design, construction, and operation of a cellulose-to-ethanol biorefinery, in Kinross Charter Township, Michigan (Frontier Project). Mascoma’s subrecipient, Frontier Kinross, LLC (Frontier), a subsidiary of Frontier Renewable Resources, LLC (jointly owned by Mascoma Corporation and J.M. Longyear, LLC) would develop and operate the biorefinery. DOE has authorized Mascoma to expend Federal funding for preliminary activities including preliminary engineering design, the completion of this Environmental Assessment (EA), permitting, and pilot scale testing. These activities are associated with the proposed project and do

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not significantly impact the environment nor represent an irreversible or irretrievable commitment of Federal funds in advance of the conclusion of this EA. DOE is currently proposing to authorize the expenditure of Federal funding for Mascoma to complete final design, construct, and initially operate the Frontier Project. Based on preliminary construction cost estimates, the total Frontier Project cost would be approximately $245 million.

Mascoma is proposing to use federal funding to design, construct, and operate a biorefinery that would produce ethanol and other co-products from cellulosic materials (the Frontier Project). The initial phase of proposed project would utilize approximately 770 bone dry tons (BDT) per day of clean wood chips (from hardwood pulpwood) to produce up to approximately 21.75 million gallons per year (mgy) of denatured ethanol (or 20 mgy anhydrous ethanol), Eventually the Frontier Project could be expanded to a fully commercial scale operation that utilizes 1,540 BDT per day of clean wood chips to produce 42.5 mgy of denatured ethanol (or 40 mgy anhydrous ethanol). While the DOE is currently proposing to fund the initial 20 mgy facility, the Final EA analyzes the construction and operation of the 40 million gpy facility as Mascoma may expand the facility in the future.

Before DOE can authorize funding for the Frontier Project, DOE must examine the potential environmental impacts of DOE’s Proposed Action in accordance with the National Environmental Policy Act (NEPA). All discussion, analysis, and findings related to the potential impacts of final design, construction and operation, of the Frontier Cellulosic Biorefinery Project, including mitigation measures, are contained in the Final Environmental Assessment for the Construction and Operation of a Proposed Cellulosic Biorefinery, Mascoma Corporation, Kinross Charter Township, Michigan. (Final EA; DOE/EA-1705). The Final EA is hereby incorporated by reference.

DOE prepared this FONSI in accordance with NEPA, the Council on Environmental Quality regulations for implementing NEPA, as amended (40 CFR Parts 1500 to 1508), and DOE NEPA regulations (10 CFR Part 1021).

ENVIRONMENTAL IMPACTS: The Final EA examined the potential environmental impacts of the Proposed Action and No-Action Alternative. Under the No-Action Alternative, DOE would not authorize the use of federal funds for the Frontier Project, which DOE assumes for purposes of the EA would not proceed without federal funding. This assumption allows a comparison between the potential impacts of the project as proposed and the impacts of not proceeding with the project.

DOE analyzed forest, biological, cultural and water (including wetland) resources, land use, meteorology, air quality, geology and soils, waste management, hazard and accidents, safety and occupational health, infrastructure, noise, aesthetics, traffic, socioeconomics and environmental justice, as well as cumulative impacts of the proposed project. DOE has determined that for all resource areas there would be no impacts or that the potential impacts would be negligible. During the preparation of the EA, DOE determined that the construction and operation of the Frontier Project would have the greatest potential for impacts on air quality, forest resources, and water resources (specifically wetlands). The analyses associated with these resource areas are discussed in

DOE/EA-1705

Finding of No Significant Impact

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more detail below. A complete analysis of all potential environmental impacts is presented in the Final EA.

Air Quality

The Frontier Project would be a source of air emissions during both construction and operation. During construction air emissions would consist primarily of fugitive dust generated by site grading and vehicles moving on the site and exhaust emissions from construction equipment and trucks. The primary risks from blowing dust particles relate to human health and human nuisance values. Dust emissions would be minimized by using appropriate fugitive dust control measures, such as road watering, temporary vegetative cover, or dust suppressants, as needed. Therefore, impacts to air quality during the construction phase of the project would be minor and temporary,

Potential emissions during operations would come from several sources. The Michigan Department of Natural Resources and Environment (MDEQ) requires new facilities that would have air pollutant emissions to acquire an air permit to construct prior to beginning construction. The application for the air permit has been submitted to the MDEQ for review. Refined dispersion modeling for the Frontier Project (completed for PM10, SO2, and NO2, and CO) indicated that the project, as-described and analyzed in the EA, would not cause or contribute to an exceedance of the National Ambient Air Quality Standards. In addition, State of Michigan requires that all facilities that emit ‘Toxic Air Pollutants (TACs) complete an analysis to demonstrate compliance with the State screening levels that are set to protect the general population, including sensitive subgroups. Based on a combination of screening level analysis and refined modeling analysis, Frontier demonstrated compliance with the TAG requirements.

A life cycle analysis (LCA) for greenhouse gas (GHG) emissions from the proposed Frontier Project was completed using the most recent version of the SimaPro LCA program and database. Emission of all greenhouse gases were weighted according to their 100-year global warming potentials to arrive at the final GHG results, The LCA data is presented as CO2 equivalent (CO2e) emission per gallon of ethanol produced. According to the analysis, the proposed Frontier Project yields a net reduction of 26,822 tons per year of CO2e emissions.

Based on the analysis completed in the air permitting process and the preparation of the EA. DOE has been determined that there will be no significant impacts to air quality as a result of implementation of the Frontier Project.

Forest Resources

The Frontier Project, as analyzed in the Final EA, would require a total of 1,129.8 thousand green tons per year of hardwood pulpwood. Approximately 71,000 acres of timber would be harvested annually to supply the fiber required for the proposed project. Mixed hardwood pulpwood and chips for the proposed Frontier Project would be sourced through the traditional hardwood pulpwood supply-chain infrastructure existing in the Michigan’s Eastern Upper Peninsula and Northern Lower Peninsula. Within 150 miles of the proposed Frontier site, there are approximately 8,313,000 acres

DOE/EA-1705

Finding of No Significant Impact

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of commercial forest lands. This is the portion of the total forest area which has traditionally been harvested and managed as timberlands since the late 1800’s. It includes the timberlands of ail major ownership groups Federal, State, large commercial, and large to small private forest lands, it is “second-growth”, which in many cases has been harvested and re-grown multiple times over many decades. A significant portion of this forest is re-established on lands once cleared and farmed for decades and then later abandoned to return to a forested state.

Utilizing pulpwood from the Eastern Upper Peninsula and Northern Lower Peninsula forests to supply fiber for the Frontier Project would not constitute a new use of the resource. Several pulpwood facilities have closed in the region in recent years and the Frontier Project’s pulpwood usage would be similar in total volume, essentially replacing pulpwood previously used by those closed facilities. The effect on the total forest resource would be no different than that created by the harvest that supported the former mills. Mascoma has committed that the Frontier Project will establish a Sustainable Forestry Initiative (SFI) certified procurement process. Mascoma would require that Frontier, through its wood fiber procurement agreements and other supply relationships, work to encourage and influence private landowners and wood suppliers to participate in forest certification initiatives. Mascoma, through Frontier would require verification of logger participation in Sustainable Forestry Education professional logger training and certification programs and conformance to Michigan Best Management Practices.

Based on the utilization of an existing supply-chain for hardwood-pulpwood, availability of feedstock within the project area, and Mascoma’s commitment to implementing a certified SFI procurement plan, DOE has been determined that there will be no significant impacts to forest resources as a result of implementation of the Frontier Project.

Water Resources - Wetlands

The proposed Frontier Project site is comprised of 355 acres. The facility would be constructed on the southernmost 40-acre parcel. There were five wetlands identified within the 355 acre site, however no wetlands were identified on the 40-acre parcel where construction would occur. Mascoma, through its subrecipient Frontier, would develop a Soil Erosion and Sediment Control (SESC) Plan to protect the identified wetlands during construction activities. Requirements of the SESC plan are discussed in Section 3.6.3.3. The biorefinery would be designed and operated such that impact to the five wetlands is avoided. Therefore, no impacts to the wetlands on the proposed site would be expected as a result of the Proposed Action.

Rail service to the proposed site would be established by construction of a rail spur from the existing rail line located east of Kinross, Michigan. Frontier has completed and submitted a rail corridor alternatives analysis to the MDEQ for the proposed rail corridor. The alternatives analysis included three potential routes for the rail line and the final route has not yet been selected. A wetland delineation was completed for the entire rail corridor. Fifteen wetlands were identified and then determined to be jurisdictional. Impacts to the identified wetlands may require a joint permit from the MDEQ and the U.S. Army Corps of Engineers (USAGE). Once the rail route is selected

DOE/EA-1705

Finding of No Significant Impact

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Mascoma will work with MDEQ and USACE, in accordance with Section 404 of the Clean Water Act and Part 303 of the Natural Resources and Environmental Protection Act, Public Act 451 of 1994, to determine required mitigation, MDEQ will make the final determination regarding the necessary permitting and mitigation requirements.

Based on Mascoma’s commitment to develop and implement a SESC Plan for the project site and implementation of all permit and mitigation requirements dictated by MDEQ’s, DOE has been determined that there will be no significant impacts to wetland resources as a result of implementation of the Frontier Project.

PUBLIC PARTICIPATION IN THE EA PROCESS: In accordance with the applicable regulations and policies, DOE sent scoping letters to potentially interested local, state, and Federal agencies, including the U.S. Fish and Wildlife Service (USFWS), the Michigan Department of Natural Resources arid Environment (MDEQ), the Michigan Department of Transportation (MOOT), and the Michigan State Historic Preservation Office (SHPO). DOE sent scoping letters to other potentially interested individuals, organizations, the Inter-Tribal council of Michigan, and the Sault Ste, Marie Tribe of Chippewa Indians. DOE also published the Scoping Letter on-line at the DOE Golden Reading Room at http://www.eere.energy.gov/golden/Reading_Room.aspx. The scoping letter described the Proposed Action and requested assistance in identifying potential issues that could be evaluated in the EA. In response to the scoping letters, DOE received comments and questions from individuals, organizations, or agencies regarding the proposed project. Comments received during Public Scoping were addressed, as appropriate, in the EA.

DOE published the Draft EA in the DOE Golden Field Office Public Reading Room for a 30-day review period and sent Notices of Availability (NOA) to interested agencies and individuals indicating that the Draft EA was available on-line for review and comment. DOE received a total of 28 comment letters or e-mail messages regarding the Draft EA. Eleven letters were received from local or regional residents, seven letters were received from focal or regional businesses, six letters were received from government organizations or the offices of elected officials, one letter was received from a forestry trade association, one letter was received from an environmental organization, and one letter was received from a tribal health organization. Fourteen of the letters expressed support for the project but did not contain specific questions or comments. Fourteen of the letters contained questions or comments regarding the project. The Final EA summarized the comments and, as appropriate, included specific DOE responses or modifications to Draft EA text.

DETERMINATION: Based on the information presented in the Final EA (DOE/EA-1705), DOE determined that the Proposed Action would not constitute a major Federal action significantly affecting the quality of the human environment within the context of NEPA. Therefore, preparation of an environmental impact statement is not required, and DOE is issuing this FONSI.

Mascoma and Frontier’s commitment to obtain and comply with all appropriate Federal, state and local permits required for construction, operation, and other activities related to the Frontier Project,

DOE/EA-1705

Finding of No Significant Impact

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and to minimize the potential impacts through the implementation of Best Management Practices and various mitigation practices detailed in the EA, shall be incorporated and enforceable through DOE’s financial assistance agreement.

The Final EA is available at the DOE Golden Field Office Reading Room Website, http://www.eere.energy.gov/golden/Reading_Room.aspx. and the DOE NEPA Website at http://www.nepa.energy.gov.

For questions about this FONSI, please contact:

Kristin Kerwin, NEPA Compliance Officer

U.S. Department of Energy Golden Field Office

1617 Cole Boulevard

Golden, CO 80401

For further information on the DOE NEPA process contact:

Office of NEPA Policy and Assistance

U.S. Department of Energy

1000 Independence Avenue, S.W.

Washington, DC 20585

202-586-4600 or 800-472-2756

Issued in Golden, Colorado., this 1st day of July 2011.

/s/ Carol Battershell
Carol Battershell
Golden Field Office Manager
Office of Energy Efficiency and Renewable Energy
United States Department of Energy

DOE/EA-1705

Finding of No Significant Impact

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[***]

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STATEMENT OF PROJECT OBJECTIVES

Mascoma Corporation

Demonstration of Integrated Biorefinery

A. SUMMARY OF PROJECT

This project will design, construct, and operate a biorefinery that produces ethanol, fuel, lignin and other co-products from cellulosic materials utilizing a proprietary pretreatment and consolidated bioprocessing (CBP). The project will initially produce 20 million gallons of anhydrous ethanol per year (mgy) from 770 bone dry short tons per day (BDTPD) of woody biomass consisting primarily of clean chips. An increase to 40 mgy is planned after the first 20 mgy module is operational. Experience and data from the first 20 mgy module will inform and improve design of the subsequent one. The National Environmental Policy Act (NEPA) review process that resulted in a finding of no significant impact (FONSI) on July 1, 2011, was based on 40 million gallons per year production capacity.

Engineering development performed during Budget Period 1 (BP1) of this financial assistance agreement has resulted in validation of the technology and a site plan that is based on 20 mgpy production modules. This demonstration project has evolved into a hybrid approach of proving and scaling up CBP technology starting with a commercial scale demonstration facility of 20 mgy. Value engineering, contracting of individual, major components of the plant, and improvements derived from BP1 activities will be applied to achieve this project cost. Further definition of project costs will result when the project is bid through the Recipient’s Engineering, Procurement and Construction (EPC) selection process.

B. BUDGET PERIOD 2 PROJECT OBJECTIVES

1.	Site Preparation Engineering: This work was done as part of BP1 activities, and is essentially complete. Adjustments, if needed, will be minor, and will be made after the EPC contractor is selected.

2.	EPC Selection: An EPC bid package has been developed by the Recipient. The bid package was reviewed for completeness, and is ready for initiating the bid process. Approximately twelve engineering companies who have indicated interest in bidding for this project. The Recipient will ensure that the bidding and selection process will follow standard engineering practice for projects of this nature.

3.	Detailed Design: Detailed design will be carried out for the 20 mgy facility based on specifications, and will be carried out starting October 1. The EPC contractor will perform the detailed design.

4.

Construction: The sequence will be as follows: break ground and start construction; carry out the construction phase, and then complete and start-up plant. Construction phase includes equipment fabrication, installation of equipment, procurement, construction and

1

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regulatory activities. Major equipment will be ordered concurrently as detailed design is completed. Construction will be executed by the EPC contractor.

5.	Monitor Construction: Construction of the Kinross project will be executed by the EPC, and monitored by the Recipient and its partners. Inspection and testing during construction will be done by a third party.

6.	Mechanical Completion: The EPC will perform construction to the point of Mechanical Completion. At that point all construction will be complete according to the engineered construction documentation. All systems will be ready for precommissioning, commissioning, and startup. A sub-recipient will monitor the Mechanical Completion punch list, approve the completion of all punch lists and approve the Mechanical Completion sign off.

7.	Start-up, Commissioning, Operation – Performance Testing: Commercial production of ethanol from wood will commence following a performance test as defined by the Recipient and its partners, and reasonably acceptable to the Department of Energy (DOE) and its subcontractor Independent Engineer, will be designed so as not to interfere with the commercial operation.

8.	Report to Office of Biomass Program: The report on technology and commercial development will begin to be drafted and brought to completion shortly after the completion of the performance test. This report will inform DOE and other partners on implementation of designs from tests carried out at Rome and the performance of Kinross plant, once operational.

9.	Follow Up Reporting to Office of Biomass Program: An important product of this project is information on plant performance that will be reported to DOE after the plant is operational.

C. BUDGET PERIOD 2 PROJECT ORGANIZATION

Budget Period 2 (BP2) support will go to the Recipient under the existing agreement, to be administered by the Recipient using existing and approved DOE processes for application to the commercial scale demonstration facility to be constructed and operated in Kinross Charter Township, Michigan.

D. CONDITIONS FOR CONTINUATION PACKAGE FOR BUDGET PERIOD 2

Tasks A through I (for Budget Period 1, listed below) have been completed. A finding of no significant impact for the Kinross project under NEPA has occurred. Tasks H and I, while completed with respect to initial objectives of achieving 67 gallons ethanol/ton wood chips and informing Tasks F and G, will represent a continuing activity. Tasks A through E in BP1 addressed measurement and confirmation of scale-up parameters as well as testing to improve rates, yields and titers of ethanol production. Tasks H and I in BP1 consisted of runs, analysis,

2

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and reporting to define best practices within the existing process design and equipment specifications, and improving CBP microorganism performance. Work that addresses operational issues will continue through BP2.

Completed BP1 tasks are:

A.	Run at 1,000 gal scale.

B.	Obtain pilot plant data for Michigan (Kinross) scale-up.

C.	Install and test 5,000 gallon cone bottom fermenter.

D.	Install and test 25,000 gallon fermenter; with variance. (Rome data, prior industry operation at scale, and chemical engineering analysis showed tasks A, B, C provided needed information without running the 25,000 gallon fermenter).

E.	Install and test process components for fermentation scale-up and commercialization.

F.	Engineering package with major process flow decisions; material and energy balances.

G.	Preliminary engineering.

H.	Operation of existing facility at Rome to utilize equipment and to inform Tasks A through F.

I.	Project Management and Reporting.

The FONSI for this project was received July 1, 2011. Reporting has been carried out on a biweekly, monthly, quarterly, and annual basis.

BP1 and Transition to BP2 (Critical Decision 3).

A formal project review (Critical Decision 3) will occur, including an External Independent Review by DOE’s third-party Independent Engineer. The DOE review process will be carried out to evaluate findings from Budget Period 1 prior to the project moving forward to Budget Period 2. Specific items required for this review and which have been completed are:

i.	Independent Engineering Report (IER) review of BP1 by DOE’s independent engineer, in Rome, NY. (Draft IE report received from for DOE).

ii.	Review by IPA (Independent Project Analysis, Inc.).

iii.	EPC bid package ready for soliciting bids (prequalification completed).

iv.	Cost share commitments for BP2 (received from State of Michigan, Valero, the Recipient).

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v.	Two Independent Engineer (IE) reports and the IPA report provide sufficient information to constitute afinal report.

vi.	Application package for BP2 funds.

vii.	Completion of scope and deliverables for BP1 including FONSI for Kinross.

E. TASKS FOR BUDGET PERIOD 2

The tasks for Budget Period 2, construction phase, are defined by Tasks 1.0 through 7.0, and will address BP2 Project Objectives 1 through 9. These tasks follow standard engineering processes for plant design, construction, start-up, and operation.

Task 1.0 EPC Contract Execution

The Recipient and its partners will closely coordinate for the EPC contract execution process, obtain EPC bids, select contractor, and negotiate the EPC contract with plans to sign the contract with an EPC that meets overall project objectives, shortly after finance closing.

The Recipient will monitor and ensure that the process follows accepted practice. Detailed engineering, procurement, construction, start-up and commissioning will be included in the EPC contract. If significant cost savings are achievable, certain large equipment packages may be procured. The Recipient will evaluate any and all EPC impacts on the Proforma. Detailed engineering and procurement will be initiated.

Task 2.0 Operation Permits

The Recipient will ensure that all permits required for the operation of the facility are obtained. All of these permits will be in place such that the project can progress in accordance with the dates set forth in the project schedule.

Task 3.0 Design and Construction Reviews

The Recipient will ensure quick, effective review and approve all construction documents as well as all construction work in Kinross. The Recipient, through its partners, will mobilize after closing, shortly after the EPC contractor arrives at the project site, construct foundations and make down payments on long-lead item equipment orders. Value engineering will be informed by pilot testing at Rome, NY vendor facilities, and other locations, as appropriate. The Recipient, through its partners, will manage the utility interconnections which include: water, wastewater, natural gas, and electricity. These tasks will be completed upon mechanical completion of the plant.

Task 4.0 Standard Operating Procedures

The Recipient will develop the standard operating procedures (SOPs) for areas of the process covered by performance guarantees. All technology supplier and vendor operating requirements will be compiled into a comprehensive set of SOPs for the entire plant. Resources and templates will be included in completion of this task.

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Task 5.0 Staffing and Training

A detailed training plan will be developed and all employees will receive appropriate training to complete their duties. Training may include visits to other ethanol plants of partners or other such visits to similar facilities suitable for training, dynamic model simulations, and hands-on and safety training in the Recipient’s Rome facility. In addition, partners will make available their safety and training processes. Employees who have had experience and training at the Recipient’s Rome pilot plant, prior to the start-up of the Frontier Kinross plant, will also be mobilized for purposes of both training and on-site work in Kinross to learn the facility and assist in start-up and commissioning.

Task 6.0 Start-up, Commissioning, and Operation of the Plant including Performance Test

The Recipient will employ the SOPs developed in Task 4.0 and staff trained as part of Task 5.0, to start-up, commission and operate the plant. A performance test, as agreed to by the Recipient, and reasonably acceptable to DOE’s Biomass Program, and DOE’s Independent Engineer, will be conducted to verify plant operability, including steady state operation.

Task 7.0 Project Management and Reporting

Reports and other deliverables will be provided in accordance with the Federal Assistance Reporting Checklist following the instructions included therein. Project deliverables under this task will include project schedule, monthly financial and technical progress reports. Final report submission to DOE OBP will occur after the plant has been started up and operated. Updated reports will inform DOE of plant operations for up to two years after the plant is fully operational; including operability factors, basic plant economics, and lessons learned.

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